EXHIBIT 99.1

FIRST PACTRUST BANCORP, INC. ANNOUNCES CEO AND BOARD APPOINTMENTS

Chula Vista, California November 3, 2010 – First PacTrust Bancorp, Inc. (the “Company”) (NASDAQ: FPTB), the holding company for Pacific Trust Bank, announced today that, in conjunction with the Company’s just completed $60.0 million private placement, Gregory A. Mitchell was appointed as President and Chief Executive Officer of the Company. Mr. Mitchell succeeds Hans R. Ganz, who will remain President and Chief Executive Officer of Pacific Trust Bank.  In addition, Mr. Mitchell and Steven Sugarman were appointed as directors of the Company.

Mr. Sugarman is the founder and Chief Executive Officer of COR Capital LLC, a Southern California based investment firm.  Previously, Mr. Sugarman founded a $2 billion investment advisory firm focused on public equities and worked as a management consultant at McKinsey & Company and an investment advisor at Lehman Brothers.

The Company has entered into an employment agreement with Mr. Mitchell, the terms of which will be described in a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission.  In accordance with his employment agreement, as an inducement material to his entering into employment with the Company, Mr. Mitchell was granted a ten-year option to purchase 300,000 shares of the Company’s common stock at an exercise price per share of $11.35.  The option is scheduled to vest in one-third annual increments on November 1, 2011, 2012 and 2013. The vesting of any then-unvested portion of the option will accelerate if Mr. Mitchell’s employment is terminated by the Company without “cause” or if he resigns for “good reason,” as those terms are defined in the employment agreement.  The option grant was approved by the Compensation Committee of the Company’s Board of Directors in reliance on NASDAQ Listing Rule 5635(c)(4), which exempts employment inducement grants from the general requirement of the NASDAQ Listing Rules that equity-based compensation plans and arrangements be approved by stockholders.

First PacTrust Bancorp, Inc. is headquartered in Chula Vista, California with nine banking offices serving primarily San Diego and Riverside Counties in California.

Contact:

Gregory A. Mitchell, President and CEO
Phone: (619) 691-1519